Exhibit 23(c)


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Nutrition 21, Inc. for the registration of x,000,000 shares of its common stock and to the incorporation by reference therein of our report dated August 16, 2002 (except for the first paragraph of Note 8, Note 9 and the fourth and fifth paragraphs of
Note 14, as to which the date is September 12, 2002) with respect to the consolidated financial statements and schedule of Nutrition 21, Inc. as of June 30, 2002, and for the year ended June 30, 2002 included in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP

Stamford, Connecticut
February 17, 2005